Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-33621, No. 2-99945, No. 333-59727, No. 333-138458, No. 333-49023, and No. 333-188437 on Form S-8 of our report dated June 21, 2013, with respect to the financial statements and supplemental schedule of VF Corporation Retirement Savings Plan for Salaried Employees included in the Annual Report on Form 11-K as of December 31, 2012 and 2011, and for the year ended December 31, 2012.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina

June 21, 2013